February 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



     RE:    24f-2 Notice for
            Calvert Tax-Free
            Reserves File No.
            2-69565, 811-3101


Gentlemen,

Pursuant to Rule 24f-2 under the Investment Company act of 1940, the following Notice is submitted on behalf of Calvert Tax-Free Reserves (the "Fund"):



(i)   fiscal year end December 31, 1995;
(ii)  None;
(iii) None;
(iv)  $(5,883,722,374.00)**;
(v)   $(5,883,722,374.00).


It is my opinion, based on an examination of the Fund's Declaration of Trust and By-Laws and such other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities whose registration this Notice makes definite were legally issued, fully paid and non-assessable.


Sincerely,


William M. Tartikoff
Vice President and Secretary


**As authorized by paragraph c of Rule 24f-2, the filing fee has been computed on the basis of aggregate sales of $(5,883,722,374.00) less aggregate redemptions of $6,337,599,992.00. Inasmuch as the Fund's aggregate redemptions exceeded its aggregate sales, no filing fee is enclosed. No redemptions have previously been applied by the Fund in reduction of fees pursuant to Rule 24e-2(a) for filings made pursuant to
Section 24(e)(1).